Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-191153 and 333-198851) and Form S-8 (No. 333-37163, 333-39653, 333-58016, 333-71539, 333-111477, 333-119125, 333-119126, 333-145685, 333-170286, 333-183075 and 333-197971) of American Superconductor Corporation and its subsidiaries (the “Company”) of our report dated May 28, 2015, relating to our audit of the consolidated financial statements and the financial statement schedule as of and for the year ended March 31, 2015 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2015, which appears in the Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2015.

/s/ McGladrey LLP

Boston, Massachusetts

May 28, 2015